Press Release

For Immediate Release

DARWIN PROFESSIONAL UNDERWRITERS, INC. REPORTS
SECOND QUARTER NET INCOME OF $13.5 MILLION

Net income increases 74% and net premiums written increase 4.2%
over the comparable year-earlier results.

August 8, 2008 (Farmington, Connecticut)—Darwin Professional Underwriters, Inc. (“Darwin,” the “Company,” or “Our”) (NYSE: DR) today announced its financial results for the second quarter ended June 30, 2008. Highlights include:

•	Gross premiums written for the second quarter are $64.0 million. Second quarter gross premiums written are 2.9% below our gross premiums for the same period a year ago. Net premiums written for the quarter of $51.1 million are up 4.2% over the second quarter of 2007.

•	Net income of $13.5 million for the quarter ended June 30, 2008 represents a 73.7% increase over the $7.8 million for the quarter ended June 30, 2007.

•	Overall, the combined ratio is 67.9% for the second quarter 2008, which compares favorably to the second quarter 2007 combined ratio of 82.7%. The combined ratio excludes certain aspects of the Company’s long-term incentive plan which is included in other expenses. The improvement in the Company’s results is primarily driven by a decrease in the loss ratio (16.9% improvement to 37.6%). The second quarter results include approximately $13.2 million ($8.6 million, net of tax) in favorable loss reserve development and the corresponding ceded premiums, net of incentive compensation and profit sharing expenses stemming from the favorable development of the 2003 through 2007 accident years.

•	Earnings per diluted share for the three months ended June 30, 2008 are $0.79 compared to $0.45 per share for the same period in 2007.

•	Annualized return on average equity is 21.3% for the quarter ended June 30, 2008, while shareholders’ equity grew $23.8 million, or 9.4% for the six months ended June 30, 2008, from $254.2 million at December 31, 2007 to $278.0 million at June 30, 2008. Book value per share grew 9.4% to $16.33 at June 30, 2008 from $14.93 at December 31, 2007.

Stephen Sills, Darwin’s Chief Executive Officer commented, “Darwin recorded a significant increase in net income in the current quarter as compared to the second quarter of 2007, and we demonstrated our commitment to underwriting profitability with a second-quarter combined ratio of 67.9 percent. We are gratified that we have built an organization that has delivered strong earnings and solid returns for our shareholders. We are pleased that this quarter, perhaps one of our last as a stand-alone public company, continues this trend. As Darwin becomes part of the Allied World family, I believe that the franchise we have built, the people who have helped us build it, and the business relationships we have forged will enable continued success as part of the new combined organization.”

Jack Sennott, Darwin’s Executive Vice President, added, “We are focused on completing the remaining items needed to close the merger with Allied World, and we look forward to a successful integration in what we see as a very complementary merger of capabilities. With significant expertise across all of our lines, we believe we’re well positioned to take advantage of the continued opportunities we see in specialty insurance. We have cleared one regulatory hurdle related to the merger already. On July 21st, the Federal Trade Commission granted early termination of the Hart-Scott-Rodino Act’s pre-merger waiting period.”

Important Information
Certain matters discussed in this release are forward-looking statements. Such statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the accuracy of assumptions underlying the Company’s outlook and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for 2007 and Form 10-Q for second quarter 2008. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any intent or obligation to update these forward-looking statements.

Additional Information
In connection with the proposed merger with Allied World Assurance Company Holdings, Ltd, Darwin will file a proxy statement with the SEC. Investors are urged to read the proxy statement when it becomes available because it will contain important information. Darwin’s stockholders and other interested parties will be able to obtain the proxy statement, as well as other filings containing information about Darwin (when they become available), free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by Darwin with the SEC can also be obtained, free of charge, by visiting Darwin’s website at http://www.darwinpro.com.

Participants in the Solicitation
The directors and executive officers of Darwin may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Darwin’s directors and executive officers is available in Darwin’s proxy statement for its 2008 Annual Meeting filed with the SEC on April 7, 2008. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

About Darwin Professional Underwriters, Inc.
Darwin is a specialty insurance group based in Farmington, Connecticut. The Company is focused on the specialty liability insurance market and underwrites D&O liability insurance for public and private companies, E&O liability insurance, medical malpractice liability insurance, and other specialty coverages. Darwin member companies include Darwin Professional Underwriters, Inc., Darwin National Assurance Company (“DNA”), and Darwin Select Insurance Company (“Darwin Select”). DNA and Darwin Select have earned a financial strength rating of “A- (Excellent)” from A.M. Best Company. Darwin is traded on the New York Stock Exchange under the ticker symbol, “DR.” For more information about Darwin, visit www.darwinpro.com.

Additional information concerning Darwin, its finances, and business operations can be found in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 which will be filed with the SEC.

CONTACTS:

Analyst and investor inquiries: Jack Sennott
+1-860-284-1918
or jsennott@darwinpro.com

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